Exhibit 5.1

Contact: Guy Sanderson Tel: +61 2 8072 8271

1 September 2023

The Directors CardieX Limited Suite 301, Level 3 55 Lime Street Sydney NSW 2000

Dear Directors

CardieX Limited – Registration Statement on Form F-1

We have acted as Australian legal counsel to CardieX Limited (ACN 113 252 234) (Company), a company incorporated under the laws of the Commonwealth of Australia, in connection with its filing of a registration statement on Form F-1 Registration No. 333-273404) under the U.S. Securities Act of 1933, as amended (Securities Act), with the Securities and Exchange Commission (Commission) on or about 25 July 2023, as amended to the date of this letter (Registration Statement).

The Registration Statement relates to the public offering by the Company, as set out in the prospectus forming part of the Registration Statement (Prospectus), of up to 1,333,333 American Depositary Shares (ADSs) representing 100,000,000 fully paid ordinary shares in the Company (Shares).

In addition, the Company has agreed to grant the underwriters an option, which is exercisable within 30 days after the date of the Prospectus, to purchase up to 200,000 additional ADSs (representing up to an additional 15,000,000 Shares), to cover over-allotments, if any.

The ADSs (including any over-allotments) are being sold to the underwriters named in, and pursuant to, an underwriting agreement to be entered into between the group of underwriters represented by Roth Capital Partners, LLC (Representative) and the Company (Underwriting Agreement). In accordance with the Underwriting Agreement, the Company agrees to issue to the Representative warrants to purchase up to 5.0% of the total number of ADSs sold in the public offering (Representative’s Warrants).

The Registration Statement, including the Prospectus, is referred to in this opinion collectively (and unless the context requires otherwise) as the Documents.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of the Securities Act, and no opinion is expressed as to any matter pertaining to contents of the Registration Statement or related Prospectus, other than as expressly stated in this letter with respect to the issue of the Shares.

Sydney Australia Square Level 42 264 George Street Sydney NSW 2000	Melbourne Level 33 360 Collins Street Melbourne VIC 3000	Brisbane Riverside Centre Level 19 123 Eagle Street Brisbane QLD 4000	Perth Central Park Level 48 152-158 St Georges Terrace Perth WA 6000	Newcastle Level 3 21 Bolton Street Newcastle NSW 2300

Hamilton Locke Pty Ltd ACN 621 047 247 Liability limited by a scheme approved under Professional Standards Legislation.	hamiltonlocke.com.au

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1.	Documents

For the purposes of this opinion, we have examined and relied on copies of the following documents:

(a)	the Registration Statement, in the form most recently provided to us before the date of this opinion;

(b)	a draft of the Prospectus forming part of that Registration Statement;

(c)	the constitution of the Company adopted on 30 November 2022 (Constitution);

(d)	the results of the Company’s general meeting held on 28 August 2023 (Shareholders’ Meeting) as evidenced by an extract of the minutes of that meeting, including specifically resolution 10 of the Shareholders’ Meeting;

(e)	a certificate dated 30 August 2023 signed by the Company Secretary of the Company certifying:

(i)	the accuracy and completeness of:

	(A)	the Constitution;

	(B)	the extract of the minutes of the Shareholders’ Meeting; and

	(C)	the written resolutions of the directors of the Company (Directors) dated 24 July 2023 and 28 August 2023; and

(ii)	that, at the date of agreement to issue the Representative’s Warrants and at the date of issue of the Representative’s Warrants, the Company will have sufficient placement capacity under ASX Listing Rule 7.1 to issue the Representative’s Warrants (and the Shares underlying the ADSs issuable upon exercise of such Representative’s Warrants),

(Certificate); and

(f)	the documents referred to in the Certificate.

2.	Searches

We have relied on:

(a)	a search of the electronically available public register of the Company available on the online database of the Australian Securities and Investments Commission (ASIC) at 9:00am (Australian Eastern Standard Time (AEST)) on 1 September 2023 (the ASIC Searches); and

(b)	a search against the Company’s name and ACN of the insolvency notices published on ASIC’s website at 9:00am (AEST) on 1 September 2023 (Insolvency Notices).

We have assumed that each extract produced by ASIC is the same as information provided by the Company to ASIC. We have not examined any documents that the Company may have filed with ASIC.

The information in the extract, or produced by the searches, may not be correct, complete or up to date.

We have not conducted any other searches or investigations for the purposes of this opinion.

hamiltonlocke.com.au

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3.	Opinion

Based on and subject to the assumptions and qualifications set out in Schedule 1, in our opinion:

(a)	the Company is duly incorporated and validly existing under the laws of the Commonwealth of Australia and in ‘good standing’. The term ‘good standing’ is not defined under the Corporations Act 2001 (Cth) (Corporations Act), so we have taken that expression to mean that there are no current orders for the winding up of the Company, no appointment of a liquidator or voluntary administrator of the Company, no appointment of a receiver to all or a substantial part of its assets, and no notice of its proposed deregistration, in each case which would be apparent from the ASIC Search and Insolvency Notices;

(b)	the issue of the Representative’s Warrants, and the Shares underlying the ADSs and Representative’s Warrants, have been duly authorised by all necessary corporate action of the Company;

(c)	on issue of the Shares underlying the ADSs against payment for the ADSs offered under the Documents, the Shares will be validly issued, fully paid and ‘non-assessable’; and

(d)	if and when the Representative’s Warrants have been validly exercised and the Shares underlying the ADSs issuable upon exercise of such Representative’s Warrants have been duly issued as described in the Documents, those Shares will be validly issued, fully paid and ‘non-assessable’.

The term ‘non-assessable’ when used to describe the liability of a person as the registered holder of shares is not a concept known under the laws of the Commonwealth of Australia, so we have taken those words to mean that holders of such Shares, having fully paid all amounts due on the issue of such Shares, are under no personal liability under the Corporations Act to contribute to the liabilities of the Company on a winding up of the Company or subject to any call for payment of further capital in their capacity solely as holders of such Shares.

This opinion is given as at 12:00pm (AEST) on 1 September 2023, and will speak as at that time and we do not undertake any obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or binding authority) that may occur or come to our attention after the date of this letter which may affect our opinion.

4.	Consent

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption ‘Legal Matters’ in the Registration Statement as regards certain legal matters as to Australian law. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under that Act.

Yours sincerely

/s/ Hamilton Locke

Hamilton Locke

hamiltonlocke.com.au

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Schedule 1 - Assumptions and qualifications

1.	Assumptions
1.1	In providing the opinions which we have expressed in this letter we have assumed the following matters:

(a)	that the resolutions described in paragraph 1(e)(i)(C) of our letter were properly passed as valid decisions of the board of Directors and have not been rescinded or amended;

(b)	that the Shareholders’ Meeting was properly convened and that the resolutions passed at the Shareholders’ Meeting were properly passed;

(c)	that the securities for which shareholder approval was sought at the Shareholders’ Meeting will be issued within 3 months from the date of, and otherwise in accordance with the terms of the approval at, the Shareholders’ Meeting;

(d)	that if and when Shares are issued, valid entries will be made in relation to those Shares in the books and registers of the Company;

(e)	that if and when Representative’s Warrants are issued, valid entries will be made in relation to those Representative’s Warrants in the books and registers of the Company;

(f)	the genuineness of all signatures on documents provided to us;

(g)	the authenticity and completeness of all documents submitted to us as originals;

(h)	all documents submitted to us as copies conform with the originals, and all copy documents are complete and up to date;

(i)	is a draft of a document has been submitted to us, it has been or will be executed in the form of that draft;

(j)	all relevant original documents continue in full force and effect and all signatures, seals, dates, duty stamps and markings appearing on all documents and copy documents submitted to us are genuine;

(k)	that each party to each document (other than the Company) has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder;

(l)	that the authorisations referred to in section 1 of our letter remain in full force and effect and have not been revoked;

(m)	that the Company has not passed a voluntary winding up resolution and that no petition has been presented to or order made by a court for winding up of the Company and that no receiver or administrator has been appointed to any Company. The ASIC Search and the Insolvency Notices do not disclose any filing in respect of these matters. However, there may have been a filing in this regard which is not identified in the ASIC Search or Insolvency Notices;

(n)	all matters of internal management required by the constituent documents of each of the parties to the relevant documents (other than the Company) have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

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(o)	any documents which purport to be governed by the law of any jurisdiction other than the laws of New South Wales, Australia and the federal laws of the Commonwealth of Australia as they apply in the State of New South Wales, Australia (Relevant Jurisdictions) are legal, valid and binding obligations of all parties to those documents and none of the execution, delivery or performance of any document by any party to the document violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Relevant Jurisdictions;

(p)	the filing of the Registration Statement or the consummation of the transactions contemplated therein does not violate or contravene the law of any jurisdiction or any applicable law under any jurisdiction (excluding the laws of the Relevant Jurisdictions);

(q)	the Constitution examined by us has been complied with at all relevant times and remains in full force and effect and no alteration has been made or will be made to the Constitution prior to the date of allotment and issue of the Shares and Representative’s Warrants;

(r)	no person has been, or will be, engaged in conduct that is unconscionable, dishonest, misleading or deceptive or likely to mislead or deceive (by act or omission);

(s)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares (in the form of ADSs) or Representative’s Warrants under the Documents;

(t)	all information provided to us by or on behalf of officers of the Company (including the Certificate) was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC Search and Insolvency Notices, in order for us to provide this opinion;

(u)	the Company has complied with its reporting and filing obligations under all applicable laws;

(v)	the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time and immediately after the Shares and Representative’s Warrants are issued or sold; and

(w)	all public records and searches which we have examined are accurate and up to date and the information disclosed by the searches conducted by us is true and complete and such information has not since been altered and the searches did not fail to disclose any information which had been delivered for registration, lodgement or filing against the Company’s records but which did not appear on the public records at the date of our search.

1.2	We have not taken any steps to verify these assumptions.

1.3	No assumption above is limited by reference to any other assumption.

2.	Limitations and qualifications

2.1	This opinion, which is governed by and to be interpreted in accordance with, the laws of the State of New South Wales, Australia, is given only with respect to the laws of the Relevant Jurisdictions that are in effect on the date of this opinion. We have not investigated and do not express any view about, any law other than that of the Relevant Jurisdictions.

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2.2	We have relied on the assumptions contained in section 129 of the Corporations Act with respect to the Company. A person may rely on the assumptions specified in section 129 of the Corporations Act unless they know or suspect that the assumptions are incorrect. In particular, sections 129(5) and (6) permit the assumption to be made that a document has been duly executed by a company if it appears to have been executed in accordance with section 127 of the Corporations Act by two people who, according to certain documents filed by the Company with ASIC, are a director and secretary or two directors of the Company.

2.3	We express no view on any matter requiring skill or expertise of a non-legal nature, such as financial, statistical, accounting, commercial or actuarial matters.

2.4	We express no opinion:

(a)	as to the implications of any pending or foreshadowed legislative amendment or proposal in any Relevant Jurisdiction or any pending decision of any court including but not limited to any matter not yet decided on appeal;

(b)	as to legislation in any Relevant Jurisdiction which has not commenced, or if it has commenced, has not started to apply; or

(c)	as to factual matters.

2.5	This opinion is limited to the matters stated in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated.

2.6	We do not accept any responsibility for omissions or inaccuracies in this opinion resulting from documents or information not given to us.

2.7	This opinion is subject to:

(a)	the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), becoming effective under the Securities Act (and on the assumption that it will remain effective at the time of issuance of any ADSs thereunder); and

(b)	the agreed upon consideration being received for the issue of the ADSs.

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